

                           STATEMENT OF COMPUTATION
                            OF NET INCOME PER SHARE


                                        THREE MONTHS ENDED         NINE MONTHS ENDED
                                            DECEMBER 31,              DECEMBER 31,
                                         2000         1999         2000         1999
                                      ---------    ----------   ---------    ----------
Net income (loss) as reported. . .   $ (486,000)   $1,274,000   $(173,000)   $3,525,000
                                     ==========    ==========   =========    ==========
BASIC:
    Weighted average number of
      common shares outstanding. .    5,077,823     4,816,458   5,074,009     4,808,951
                                      =========     =========   =========     =========

  Basic net income (loss) per
      share. . . . . . . . . . . .       $(0.10)       $ 0.26      $(0.03)       $ 0.73
                                      =========     =========   =========     =========


DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding. .    5,077,823     4,816,458   5,074,009     4,808,951
    Common stock equivalents from
      options computed on the
      treasury-stock method using
      the average fair market
      value of common stock
      outstanding during the
      period . . . . . . . . . . .       92,444       360,784     151,034       301,484
                                      ---------     ---------   ---------     ---------
    Shares used in the
      computation. . . . . . . . .    5,170,267     5,177,242   5,225,043     5,110,435
                                      =========     =========   =========     =========

  Diluted net income (loss) per
      share. . . . . . . . . . . .       $(0.09)       $ 0.25      $(0.03)       $ 0.69
                                      =========     =========   =========     =========

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